UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2013

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of CFO and Appointment of Interim CFO

The Board of Directors of Orbitz Worldwide, Inc. (the “Company”) today appointed David Belmont as Interim Chief Financial Officer. On January 3, 2013, Mitch Marcus announced his intention to resign as Chief Financial Officer to pursue other opportunities. Mr. Belmont's appointment and Mr. Marcus's resignation are both effective Tuesday, January 8, 2013.

Prior to being appointed Interim Chief Financial Officer, Mr. Belmont, 46, has served as the Company's Group Vice President, Financial Planning & Analysis from April 2010 to June 2012 and November 2012 to date. From June 2012 to November 2012, Mr. Belmont served as the Company's Interim Chief Financial Officer. Mr. Belmont was the Company's Vice President, Business Planning from January 2005 to April 2010. Before joining the Company, Mr. Belmont served as Director, Corporate Planning at Cendant from March 2003 to January 2005, and in several corporate planning, investor relations and financial analyst positions at Galileo International between September 1993 and March 2003. Mr. Belmont holds an MBA from Cornell University, and a BS in General Engineering from the University of Illinois at Urbana-Champaign.

The Board of Directors of the Company has approved the following additional compensation for Mr. Belmont until a new Chief Financial Officer is appointed: (i) a $5,000 per month increase in base salary for each month that Mr. Belmont performs the role of Interim Chief Financial Officer, (ii) an additional special payment of $5,000 for each month that Mr. Belmont performs the role of Interim Chief Financial Officer to be paid in a lump sum on the first pay date following the start date of a new Chief Financial Officer (whether interim or permanent) and (iii) a performance bonus lump sum payment of $50,000, which will be paid three months after the start date of a new Chief Financial Officer (whether interim or permanent). All payments are contingent on his continued employment on the date of payment, and the additional base salary, special payment and lump sum bonus payment will not be considered part of eligible earnings for purposes of the 2013 Annual Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	January 8, 2013	By:	/s/ James F. Rogers
			Name:	James F. Rogers
			Title:	Senior Vice President, Secretary and General Counsel